AMENDMENT TO THE

                      ARTICLES OF INCORPORATION

                                  OF

                   AFFORDABLE HOMES OF AMERICA, INC.

              (NAME CHANGED HEREIN TO WORLD HOMES, INC.)



WHEREAS, there was issued by the Secretary of State a Charter constituting and creating AFFORDABLE HOMES OF AMERICA, INC., a corporation organized under the laws of this state with its principal place of business in

Las Vegas, Nevada, and a capital stock of One Hundred Thousand Dollars

($100,000.00) divided into One Hundred Million (100,000,000) shares of a par value of one mill (1/10 cent) each, empowering it to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America.


        The undersigned, President and Secretary of AFFORDABLE HOMES OF

AMERICA, INC. hereby certify that by resolutions duly adopted unanimously by the Board of Directors of the Company pursuant to written action effective as of October 10, 2000; and by resolutions duly adopted by a majority of the shareholders of all classes of stock outstanding and entitled to vote thereon of the Company pursuant to written action effective as of October 10, 2000, amending the Articles of Incorporation as follows:


That Article I, be amended and changed to read as follows:

Name:  The name of the Corporation is WORLD HOMES, INC.


        WHEREFORE, they pray that the Articles of Incorporation of

AFFORDABLE HOMES OF AMERICA, INC. be so amended.


DATED this 10th day of October 2000.


/s/ Merle Ferguson
    --------------
    Merle Ferguson
    President & CEO

/s/ Susan Donohue
    -------------
    Susan Donohue
    Secretary